For Immediate Release
Eagle Pharmaceuticals, Inc. Announces Change in Fiscal Year End
WOODCLIFF LAKE, N.J. – January 20, 2015 -- The Board of Directors of Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) has approved a change in the Company’s fiscal year end to December 31. The change will result in a stub period from October 1, 2014 to December 31, 2014, and as a result of the change, the fiscal year 2015 will end on December 31, 2015. This change in year end from September 30 to December 31 is being made by the Company to better align Eagle’s reporting calendar with its industry peers.
With this fiscal year end change, the Company will report one-time, transitional financial information for the period from October 1, 2014 through December 31, 2014 in February, followed by financial results of the first quarter of 2015 in May.
About Eagle Pharmaceutical, Inc.
Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. The Company’s strategy is to utilize the FDA's 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.
Forward-Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "intends," "anticipate(s)," “look forward,” “upcoming,” “plan,” “enables,” “potentially,” “entitles,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the timing of future events related to the filing of financial statements. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

Contacts: Lisa M. Wilson President In-Site Communications, Inc. 212-452-2793
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